Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-117121, 333-115082, 333-112465, 333-114162, 333-112272, 333-110003, 333-109387, 333-107729, 333-106748, 333-104267, 333-102610, 333-101782, 333-100272, 333-98575, 333-91788, 333-85930, 333-85352, 333-76034, 333-76266, 333-57676, 333-89761 and 333-67317 of Investors Real Estate Trust on Form S-3 of our reports dated May 22, 2003 (September 30, 2004 as to Note 13 and to the effects of discontinued operations as disclosed in Note 14), appearing in the Form 8-K dated on or about October 1, 2004 of Investors Real Estate Trust for the fiscal year ended April 30, 2004 and of our report on financial statement schedules appearing in the Annual Report on Form 10-K of Investors Real Estate Trust for the fiscal year ended April 30, 2004.

/s/ BRADY, MARTZ & ASSOCIATES, P.C.

Minot, North Dakota
September 30, 2004

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